Exhibit 5.1

LOCKE LIDDELL & SAPP LLP
ATTORNEYS & COUNSELORS
3400 JP MORGAN CHASE TOWER		(713) 226-1200
600 TRAVIS STREET		Fax: (713) 223-3717
HOUSTON, TEXAS 77002-3095	AUSTIN • DALLAS • HOUSTON • NEW ORLEANS	www.lockeliddell.com

Direct Number: (713) 226-1187

email: ghill@lockeliddell.com

September 7, 2005

Board of Directors

Cotelligent, Inc.

655 Montgomery Street, Suite 1000

San Francisco, California 94111

Ladies and Gentlemen:

We have acted as counsel for Cotelligent, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of 229 warrants (the “Warrants”) to purchase 5,339,803 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company and the resale of the Shares issuable upon exercise of the Warrants, pursuant to a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the “Registration Statement”).

In connection with the foregoing, we have examined or are familiar with the corporate records of the Company, including its Certificate of Incorporation, as amended, the Bylaws and minutes of meetings of its directors and stockholders. We have also examined the Registration Statement of the Company, including the related prospectus and other attachments, to be filed with the Securities and Exchange Commission to register the Warrants and the Shares under the Securities Act of 1933, as amended (the “Securities Act”).

We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares and Warrants have been duly authorized and are validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-1 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities for sale in the offering contemplated by the Registration Statement.

Cotelligent, Inc.

September 7, 2005

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

LOCKE LIDDELL & SAPP LLP

By:	/s/ Gregory C. Hill
Gregory C. Hill